Exhibit (99)(b)

                             AGREEMENT OF MERGER

        This Agreement of Merger is entered into as of January 7, 1995, by and between NBD Bank, an Illinois banking corporation having its principal office in the City of Wheaton, DuPage County, State of Illinois, referred to herein as "Surviving Bank", and Deerfield Federal Savings and Loan Association, a federal savings and loan association having its principal office in the City of Deerfield, Lake County, State of Illinois, referred to herein as "Merging Bank". The Surviving Bank and the Merging Bank are sometimes collectively referred to herein as "Constituent Banks".

                                   RECITALS

     Each Constituent Bank is duly organized and validly existing under the laws and regulations of its chartering authority. Surviving Bank is a wholly-owned subsidiary of NBD Illinois, Inc. ("Illinois"), a second tier bank holding company and wholly-owned subsidiary of NBD Bancorp, Inc. ("Bancorp"), a registered bank holding company having its principal office in Detroit, Michigan. Merging Bank is a wholly-owned subsidiary of Deerbank Corporation ("Company"), a registered thrift holding company having its principal office in Deerfield, Illinois. Schedule I attached hereto sets forth the name, address and shareholder of each Merging Bank.

        On January 7, 1995, Illinois, Bancorp and Company entered into an Agreement and Plan of Reorganization and an Agreement and Plan of Merger ("the Acquisition Agreements") which contemplate the acquisition of Company by Bancorp by means of a merger of Company into Illinois. The parties to the Acquisition Agreements now deem it advisable and in the best interests of those parties and their shareholders to effect the merger of the Merging Bank with and into the Surviving Bank immediately following the consummation of the acquisition and merger contemplated in the Acquisition Agreements.

        The respective Boards of Directors of the Surviving Bank and the Merging Bank deem it advisable and in the best interests of the banks and their shareholders that the Merging Bank be merged with and into the Surviving Bank pursuant to the terms of this Agreement of Merger, and pursuant to the authority given by and in accordance with the provisions of Sections 21 and 22 of the Illinois Banking Act (Ch. 17, Ill. Rev. St., P. 328 and 329).

        Now, therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


                                  AGREEMENT

Section 1 - Merger.

The Merging Bank shall be merged with and into the Surviving Bank under the charter of Surviving Bank, a state nonmember bank, as of the date and time to be mutually agreed as soon as practicable following the merger approvals to be issued by the cognizant regulatory authorities and the satisfaction or waiver of the conditions as set forth in Section 13 hereof (the close of business on such date being referred to herein as the "Effective Time"). The separate corporate existence of Merging Bank shall cease upon the Effective Time of its merger into the Surviving Bank.

Section 2 - Name.

The name of the Surviving Bank shall be NBD Bank.

Section 3 - Business.

The business of the Surviving Bank shall be that of an Illinois nonmember state banking corporation. This business shall be conducted by the Surviving Bank at its main office which shall be located at 211 S. Wheaton Avenue, Wheaton, Illinois 60187, and at its legally established branches.

Section 4 - Capital Account.

The amount of the capital stock of the Surviving Bank shall be $2,000,000 divided into 100,000 shares of common stock, $20 par value per share, and at the Effective Time of the merger, it is anticipated that the Surviving Bank shall have capital, surplus and reserves in an amount equal to the combined capital, surplus and reserves of the Constituent Banks.

Section 5 - Effect of the Merger.

From and after the Effective Time of the merger, the Surviving Bank shall be liable for all liabilities of the Merging Bank and the Surviving Bank; and all debts, liabilities, and contracts of Merging Bank, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account or records of the Merging Bank, shall be those of the Surviving Bank and shall not be released or impaired by reason of the Merger; and all rights of creditors and other obligees and all liens on property of either the Merging Bank or the Surviving Bank shall be preserved unimpaired. Further, all rights, franchises and interests of the Merging Bank in and to every type of property (real, personal and mixed) and chooses in action shall be transferred to and vested in the Surviving Bank by virtue of such merger without any deed or other transfer, and the Surviving Bank, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises and interests, including appointments, designations and nominations, and all other rights and interests in every fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by the Merging Bank and the Surviving Bank, respectively, at the Effective Time of the merger.

Section 6 - Conversion of Shares Pursuant to Merger.

As of the Effective Time, the presently issued and outstanding shares of common stock, $20 par value per share, of the Surviving Bank shall remain outstanding as shares of common stock of the Surviving Bank, $20 par value per share, and the holder thereof shall retain its present rights therein.

The number of shares of capital stock of the Merging Bank issued and outstanding shall be deemed cancelled as of the Effective Time without any further act or action on the part of the shareholder thereof.

Section 7 - Charter.

As of the Effective Time, the charter of the Surviving Bank in effect immediately prior to the Effective Time shall constitute the charter of the Surviving Bank.

Section 8 - Bylaws.

As of the Effective Time, the by-laws of the Surviving Bank in effect immediately prior to the Effective Time shall constitute the by-laws of the Surviving Bank.

Section 9 - Financial Statements - Post Merger.

Attached as Schedule II and incorporated by reference herein is a pro forma financial statement as of September 30, 1994 showing the assets and liabilities of the Surviving Bank as they will exist after the Effective Time of the merger, subject to adjustment for changes occurring between the date of such statement and the Effective Time.

Section 10 - Amendment.

The Constituent Banks hereto by written agreement may change any of the provisions hereof; provided, however, that any material change to this Agreement of Merger shall be approved by the respective Boards of Directors of the Constituent Banks.

Section 11 - Termination or Abandonment.

This Agreement of Merger may be terminated by the unilateral action of the Board of Directors of either Constituent Bank prior to the approval by the shareholder of such Constituent Banks, or by the mutual consent of the Boards of Directors of the Constituent Banks after the shareholders have approved this Agreement of Merger.

Section 12 - Governing Law.

Except where federal law applies, this Agreement of Merger shall be construed and interpreted according to the laws of the State of Illinois.

Section 13 - Conditions Precedent to Obligations.

Each and every obligation of the Constituent Banks to be performed at or before the Effective Time shall be subject to the satisfaction prior thereto of the following conditions; provided, however, that the Illinois Commissioner of Banks and Trust Companies' expenses of examination will be paid by the Surviving Bank irrespective of the approval or disapproval of the Agreement of Merger by the Commissioner:

        A. Statutory Requirements. This Agreement of Merger shall have been duly and validly authorized and adopted by the Boards of Directors and, if required, the shareholders of the Constituent Banks, which approval may, if not prohibited by the charter or articles of association, as applicable, or the by-laws of the Constituent Banks, be by unanimous written consent in lieu of meeting.

        B. Regulatory Approvals. The cognizant regulatory authorities shall have granted all required approvals for the acquisition and merger and any applicable waiting periods relating to such approvals shall have expired.

        C. Holding Companies Merger. Company shall have been merged with and into Illinois as evidenced in a Certificate of Merger filed by Illinois in accordance with the General Corporation Law of the State of Delaware.

Section 14 - Counterparts.

This Agreement of Merger may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

        WITNESS, the signature of said Constituent Banks as of this 7th day of January, 1995, each hereunto set by its President or a Vice President and attested by its Secretary or Cashier or Assistant Secretary or Deputy Cashier, pursuant to a resolution of its Board of Directors, acting by a majority thereof:

ATTEST:                                     NBD BANK



/s/ Joseph E. Ernsteen                      By:    /s/ James R. Lancaster
- ----------------------                             ----------------------
                                                   James R. Lancaster
                                                   President


ATTEST:                                     DEERFIELD FEDERAL
                                            SAVINGS AND LOAN ASSOCIATION



/s/ John A.S. Lindemann                     By:    /s/ Wayne V. Ecklund
- -----------------------                            ---------------------
                                                   Wayne V. Ecklund
                                                   President and Chief
                                                   Executive Officer